Exhibit 99.1

NEWS
RELEASE

2007-08

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL REPORTS MOST PROFITABLE FIRST QUARTER IN COMPANY HISTORY

HOUSTON, TEXAS, May 9, 2007 - Frontier Oil Corporation (NYSE: FTO) today announced record first quarter net income of $74.7 million, or $0.68 per diluted share for the quarter ended March 31, 2007, compared to the prior record first quarter net income of $57.4 million or $0.51 per diluted share, for the quarter ended March 31, 2006.

The first quarter 2007 results benefited from diesel crack spreads which averaged $21.66 per barrel compared to $15.51 per barrel in the first quarter of 2006. The gasoline crack spread also improved in the first quarter of 2007 to $12.92 per barrel compared to $9.22 per barrel for the first quarter of 2006. While Frontier continues to benefit from crude oil differentials, both the light/heavy crude oil spread and the WTI/WTS spread decreased from the first quarter of 2006 in part because WTI traded at a discount to other light crude oils. For the first quarter of 2007, the Cheyenne Refinery’s light/heavy differential averaged $13.24 per barrel and the light/heavy spread at the El Dorado Refinery averaged $12.46 per barrel. The WTI/WTS spread averaged $4.34 per barrel for the quarter ended March 31, 2007.

Frontier’s total charges for the first quarter of 2007 were 166,529 barrels per day compared to 166,202 for the first quarter of 2006. Frontier will begin an approximate 30 day plant-wide turnaround at the Cheyenne Refinery on May 13.

Frontier’s Chairman, President and CEO, James Gibbs, commented, “We are pleased with the record quarterly results and are investing in our plants to improve our reliability, expand our capacity and improve our yields. We believe our current capital projects will help us achieve all of these goals. The second quarter is off to an excellent start, product margins have increased sharply thus far, particularly gasoline due to planned and unplanned refinery outages in our geographic markets. Our Board recently increased our share repurchase authorization by $100 million and increased our dividend to $0.20 per share annually. Our outlook for the remainder of the year is extremely positive.”

For the three months ending March 31, 2007, Frontier generated $122.6 million in cash before changes in working capital while investing approximately $60.1 million in capital expenditures. Frontier’s cash balance at March 31, 2007 increased to $454.5 million despite $29.7 million in share repurchases during the quarter. There were no borrowings under the Company’s revolving credit facility. Frontier’s cash exceeded its debt by $304.5 million as of March 31, 2007.

The first quarter 2007 results include an after-tax inventory gain of approximately $2.0 million or $0.02 per diluted share, compared to a loss of $13,000, or $0.00 per diluted share, for the same period of 2006. As expected the Company has earned the remaining approximate $8 million tax credit from ultra-low sulfur diesel production in the first quarter of 2007. However, Frontier will recognize this benefit in its income tax provision ratably (approximately $2 million per quarter) in each fiscal quarter of this year.

Conference Call

A conference call is scheduled for today, May 9, 2007, at 11:00 a.m. eastern time, to discuss the financial results. To access the call, please dial (800) 500-0311. For those individuals outside the United States, please call (719) 457-2698. A recorded replay of the call may be heard through May 23, 2007 by dialing (888) 203-1112 (international callers (719) 457-0820) and entering the code 4177408. In addition, the real-time conference call and a recorded replay will be webcast by PR Newswire. To access the call or the replay via the Internet, go to www.frontieroil.com and register from the Investor Relations page of the site.

Frontier operates a 110,000 bpd refinery located in El Dorado, Kansas, and a 52,000 bpd refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states. Information about the Company may be found on its web site www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

FRONTIER OIL CORPORATION

	Three Months Ended
	March 31
	2007	2006 As Adjusted (1)
INCOME STATEMENT DATA ($000's except per share)
Revenues	$1,047,883	$1,012,193
Raw material, freight and other costs	839,865	833,487
Refining operating expenses, excluding depreciation	71,163	69,334
Selling and general expenses, excluding depreciation	11,032	8,914
Loss on sale of assets	2,028	-
Operating income before depreciation	123,795	100,458
Depreciation, accretion and amortization	11,123	8,867
Operating income	112,672	91,591
Interest expense and other financing costs	2,956	2,435
Interest and investment income	(5,327)	(2,546)
Provision for income taxes	40,323	34,349
Net income	$74,720	$57,353
Net income per diluted share	$0.68	$0.51
Average diluted shares outstanding (000's)	110,320	113,504

OTHER FINANCIAL DATA ($000's)
EBITDA (2)	$123,795	$100,458
Cash flow before changes in working capital	122,602	68,821
Working capital changes	17,105	(118,632)
Net cash provided (used) by operating activities	139,707	(49,811)
Net cash used in investing activities	(60,139)	(37,089)

OPERATIONS
Consolidated
Operations (bpd)
Total charges	166,529	166,202
Gasoline yields	77,545	83,564
Diesel yields	61,367	52,627
Total sales	170,744	164,661

Refinery operating margins information ($ per sales bbl)
Refined products revenue	$68.33	$67.98
Raw material, freight and other costs	54.65	56.24
Refinery operating expenses, excluding depreciation	4.63	4.68
Depreciation, accretion and amortization	0.72	0.59

Cheyenne Refinery light/heavy crude oil differential ($ per bbl)	$13.24	$18.99
WTI/WTS differential ($ per bbl)	4.34	6.44
El Dorado Refinery light/heavy crude oil differential ($ per bbl)	12.46	24.65

BALANCE SHEET DATA ($000's)	March 31, 2007	December 31, 2006
Cash, including cash equivalents (a)	$454,500	$405,479
Working capital	506,639	479,518
Short-term and current debt (b)	-	-
Total long-term debt (c)	150,000	150,000
Shareholders' equity (d)	824,354	775,854
Net debt to book capitalization (b+c-a)/(b+c-a+d)	-58.6%	-49.1%

(1) During the fourth quarter of 2006, the Company adopted a change in its accounting method for the costs of turnarounds from the accrual method to the deferral method. Turnarounds are the scheduled and required shutdowns of refinery processing units for significant overhaul and refurbishment. Under the deferral accounting method, the costs of turnarounds are deferred when incurred and amortized on a straight-line basis over the period of time estimated to lapse until the next turnaround occurs. The new method of accounting for turnarounds was adopted in order to adhere to FSP No. AUG AIR-1 “Accounting for Planned Major Maintenance Activities” which prohibits the accrual method of accounting for planned major maintenance activities. The Company elected to early adopt the FSP in the fourth quarter of 2006. The comparative financial statements for 2006 have been adjusted to apply the new method retrospectively.

(2) EBITDA represents income before interest expense and other financing costs, interest and investment income, income tax, and depreciation, and amortization. EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the EBITDA calculation are derived from amounts included in the consolidated financial statements of the Company. EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is also used for internal analysis and as a basis for financial covenants. Frontier’s EBITDA for the three months ended March 31, 2007 and 2006 is reconciled to net income as follows:

	Three Months Ended
	March 31
	2007	2006
Net income	$74,720	$57,353
Add provision for income taxes	40,323	34,349
Add interest expense and other financing costs	2,956	2,435
Subtract interest and investment income	(5,327)	(2,546)
Add depreciation, accretion and amortization	11,123	8,867
EBITDA	$123,795	$100,458

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